UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: December 8, 2000
(Date of earliest event reported)
EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation or organization)		Number)

Two North Riverside Plaza, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)
(312) 279-1400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
     On December 8, 2000, Equity LifeStyle Properties, Inc. (the “Company”) entered into the Trust Agreement Establishing Howard Walker Deferred Compensation Trust (the “Agreement”) with the then Chief Executive Officer and Board of Director member Howard Walker, to encourage him to remain employed by the Company. The Agreement provides the trust, of which Mr. Walker is the beneficiary, with a salary benefit commencing May 17, 2004. Pursuant to the Agreement, commencing on such date, the trust receives an annual deferred compensation payment in the amount of $200,000 each year for a ten-year period. The Company purchased an annuity for approximately $1.2 million to fund its future obligations under the Agreement. The annuity is held by a trust for the benefit of Mr. Walker and is subject to the claims of creditors of the Company. Mr. Walker ceased to be our Chief Executive Officer in December 2003. Mr. Walker remains a member of and Vice-Chairman of the Company’s Board of Directors. A copy of the “form of” Agreement is attached hereto as Exhibit 10.43 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
Exhibit 10.43 “Form of Trust Agreement Establishing Howard Walker Deferred Compensation Trust”, dated December 8, 2000

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.
By:	/s/ Michael B. Berman
Michael B. Berman
Executive Vice President and Chief Financial Officer
Date: September 25, 2008